Filed Pursuant to Rule 424(b)(7)
Registration No. 333-186061

Prospectus Supplement No. 1 dated April 26, 2013

(to Prospectus dated March 27, 2013)

IMATION CORP.

3,319,324 Shares of Common Stock

This prospectus supplement no. 1 supplements our prospectus dated March 27, 2013 (the “Prospectus”) relating to the offer and sale from time to time by certain selling stockholders of up to 3,319,324 shares of Imation Corp. common stock, par value $0.01 per share. You should read this prospectus supplement no. 1 together with the Prospectus, which should be delivered with this prospectus supplement no. 1. This prospectus supplement no. 1 is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement no. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement no. 1 supersedes or supplements certain information contained in the Prospectus.

Investing in our common stock involves a high degree of risk. Before investing in our common stock, we recommend that you carefully read the entire Prospectus, including the “Risk Factors” section beginning on page 4 of the Prospectus, our annual report on Form 10-K for the year ended December 31, 2012 and the other documents we file with the Securities and Exchange Commission from time to time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Prospectus is hereby supplemented to include the following information in the “Selling Stockholders” section beginning on page 9 of the Prospectus:

ADDITIONAL SELLING STOCKHOLDERS

The following represents additional selling stockholders for the table appearing in the “Selling Stockholders” section of the Prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock Offered Pursuant to	Shares of Common Stock Beneficially Owned After Offering
Names of Selling Stockholders(1)	Number (2)	Percent		this Offering (2)	Number (3)	Percent (3)

Barrie Vaughan	18,065		*	18,065	—	—
Michael R. McAllister	9,185		*	9,185	—	—
Lars P. Lidberg	3,673		*	3,673	—	—
Michael McDermott	3,328		*	3,328	—	—

Subhas Sarkar and Ratna Sarkar JT TEN	2,491		*	2,491	—	—
Kapoor 1979 Trust(4)	1,323		*	1,323	—	—
Mohan and Nancy Vachani Trust(5)	873		*	873	—	—
Mohan Vachani and Nancy Vachani JT TEN(5)	812		*	812	—	—
Bert Van der Woning	806		*	806	—	—
Ronald Greenberg	491		*	491	—	—

*	Less than 1.0%.
(1)	Until our acquisition of Nexsan on December 31, 2012, each of the selling stockholders owned equity interests in Nexsan and a number of the selling stockholders were and/or continue to be employed by Nexsan. We have been advised that prior to our acquisition of Nexsan Mr. McDermott served and continues to serve as a Regional Sales Manager for Nexsan.
(2)	Includes an aggregate of 1,327,777 shares of our common stock held in escrow to satisfy potential indemnification claims. To the extent not returned to us in connection with such indemnification claims, the shares held in escrow will be released to the selling stockholders eighteen (18) months after the closing of our acquisition of Nexsan or such later time as all claims against the escrow fund have been settled as contemplated by the agreement and plan of merger dated as of December 31, 2012 among Imation Corp., Naboo Merger Corp. and Nexsan. The approximate number of shares held in escrow attributable to each selling stockholder is as follows, and is subject to change at the time the escrow shares are released from escrow based on an allocation of the shares then held in escrow among the holders entitled and eligible to hold such shares: Mr. Vaughan—9,648; Mr. McAllister—4,557; Mr. Lidberg—1,751; Mr. McDermott—1,778; Subhas Sarkar and Ratna Sarkar JT TEN—988; Kapoor 1979 Trust—554; Mohan Vachani and Nancy Vachani JT TEN—394; Mohan and Nancy Vachani Trust—313; Mr. Van der Woning—431; and Mr. Greenberg—180.
(3)	Assumes that all of the shares offered under this prospectus will be sold by the selling stockholders.
(4)	We have been advised that Vijay Kapoor, as trustee, exercises sole voting and investment control with respect to all shares held by the Kapoor 1979 Trust.
(5)	Shares held by Mohan Vachani and Nancy Vachani JT TEN are reported separately from shares held by the Mohan and Nancy Vachani Trust. We have been advised that Mohan Vachani and Nancy Vachani, as co-trustees, exercise full voting and investment control with respect to all shares held by the Mohan and Nancy Vachani Trust.